___________, 2020

Board of Directors of The Lazard Funds, Inc.
on behalf of Lazard US Realty Equity Portfolio
30 Rockefeller Plaza
New York, NY 10112

Board of Trustees
Trust for Professional Managers
615 East Michigan Street
Milwaukee, Wisconsin 53202

Ladies and Gentlemen:
We have been requested to render this opinion concerning material federal income tax consequences in connection with the proposed acquisition of all of the assets of the Lazard US Realty Equity Portfolio (the “Target Fund”), a series of The Lazard Funds, Inc., a Maryland corporation (“LFI”), by the Terra Firma US Concentrated Realty Equity Fund (the “Acquiring Fund”), a series of Trust for Professional Managers, a Delaware statutory trust (“TPM”). The foregoing transfer of assets is in exchange solely for full and fractional shares of the Acquiring Fund’s Institutional Class shares and Open Class shares (the “Acquiring Fund Shares”) and the assumption by the Acquiring Fund of all of the liabilities of the Target Fund. The Target Fund will then distribute the Institutional Class shares and Open Class shares of the Acquiring Fund pro rata to the Target Fund shareholders in exchange for their Institutional Class shares and Open Class shares of the Target Fund, respectively, in complete liquidation of the Target Fund. Collectively, the transfer of all of the Target Fund’s assets in exchange for the assumption of all of the liabilities of the Target Fund by the Acquiring Fund and the delivery of the Acquiring Fund Shares to the Target Fund, followed by the distribution of the Acquiring Fund Shares to the shareholders of the Target Fund in complete liquidation thereof, is referred to as the “Reorganization.” The Reorganization will be consummated in accordance with that certain Agreement and Plan of Reorganization dated as of _________, 2020 (the “Agreement”) entered into by and among (1) LFI, on behalf of the Target Fund, (2) TPM, on behalf of the Acquiring Fund, (3) with respect to Paragraph 4.3 of the Agreement only, Lazard Asset Management LLC, a Delaware limited liability company, (4) with respect to Paragraphs 4.4, 5.11, 7.3, and 8.2 of the Agreement only, Terra Firma Asset Management, LLC, a California limited liability company, and (5) with respect to Paragraphs 7.3 and 8.2 of the Agreement only, Jay P. Leupp, in his individual capacity. Except as otherwise provided, capitalized terms referred to herein have the meanings as set forth in the Agreement.
We have acted as counsel to TPM in connection with the Reorganization. As such, and for the purpose of rendering this opinion, we have examined and are relying upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, including on the anticipated closing date, of the statements, covenants, conditions, representations, and warranties contained in the following documents, including all schedules and exhibits thereto:
1.The Agreement;
2.    The Registration Statement on Form N-14 of TPM as filed with the Securities and Exchange Commission on March 9, 2020 (the “Registration Statement”), and the supplement to the Registration Statement filed pursuant to Rule 497 of the Securities Act of 1933, as amended (the “1933 Act”), which contains the definitive Proxy Statement/Prospectus and Statement of Additional Information;
3.    Officers’ Certificates of LFI, for itself and on behalf of the Target Fund, and TPM, for itself and on behalf of the Acquiring Fund; and
4.    Such other instruments and documents related to the formation, organization, and operation of the Target Fund and the Acquiring Fund or the consummation of the Reorganization and the transactions contemplated thereby as we have deemed necessary or appropriate.
In connection with rendering this opinion, we have assumed the following (and are relying thereon, without any independent investigation or review thereof):
1.    That original documents, including signatures, are authentic, that documents submitted to us as copies conform to the original documents or the forms thereof submitted for signature, and that there has been due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof;
2.    The accuracy of any representation or statement made “to the knowledge of” or similarly qualified language; and
3.    That the Reorganization will be consummated pursuant to the Agreement in accordance with the terms thereof and without waiver or breach of any material provision thereof.
Based on our examination of the foregoing items and subject to the assumptions, exceptions, limitations, and qualifications set forth herein, we are of the opinion that for federal income tax purposes:
1.    The Reorganization will constitute a “reorganization” within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the “Code”), and the Target Fund and the Acquiring Fund will each be “a party to a reorganization” within the meaning of Section 368(b) of the Code;
2.    In accordance with Sections 361(a) and 357(a) of the Code, no gain or loss will be recognized by the Target Fund upon the transfer of all of its Assets to the Acquiring Fund solely in exchange for the Acquiring Fund Shares and the assumption by the Acquiring Fund of all of the Liabilities of the Target Fund, and in accordance with Section 361(c) of the Code, no gain or loss will be recognized by the Target Fund upon the distribution of the Acquiring Fund Shares to the Target Fund shareholders in exchange for their shares of the Target Fund in complete liquidation of the Target Fund pursuant to the Reorganization;
3.    In accordance with Section 1032 of the Code, no gain or loss will be recognized by the Acquiring Fund upon its receipt of the Assets of the Target Fund solely in exchange for the Acquiring Fund Shares and the assumption by the Acquiring Fund of all of the Liabilities of the Target Fund;
4.    In accordance with Section 354(a)(1) of the Code, no gain or loss will be recognized by the shareholders of the Target Fund upon the receipt of the Acquiring Fund Shares solely in exchange for their shares of the Target Fund as part of the Reorganization (including fractional shares to which they may be entitled);
5.    In accordance with Section 358 of the Code, the aggregate tax basis of the Acquiring Fund Shares received by a shareholder of the Target Fund (including fractional shares to which such Target Fund shareholder may be entitled) pursuant to the Reorganization will be equal to the aggregate tax basis of the shares of the Target Fund held by such Target Fund shareholder immediately prior to the Reorganization;
6.    In accordance with Section 1223 of the Code, the holding period of the Acquiring Fund Shares received by a shareholder of the Target Fund (including fractional shares to which such Target Fund shareholder may be entitled) will include the period during which the shares of the Target Fund surrendered in exchange therefor were held by such Target Fund shareholder, provided that at the time of the exchange, the shares of the Target Fund were held as a capital asset in the hands of such Target Fund shareholder;
7.    In accordance with Section 362(b) of the Code, the tax basis of each Asset of the Target Fund acquired by the Acquiring Fund will be the same as the tax basis of such Asset immediately prior to the transfer thereof; and
8.    In accordance with Section 1223 of the Code, the holding period of each Asset of the Target Fund acquired by the Acquiring Fund will include the period during which that Asset was held by the Target Fund immediately prior to the transfer thereof.
We express no opinion as to whether any gain or loss will be recognized (1) on

Assets in which gain or loss recognition is required by the Code even if the transaction otherwise constitutes a nontaxable transaction, (2) on “Section 1256 contracts” as defined in Section 1256(b) of the Code, (3) on stock in a “passive foreign investment company” as defined in Section 1297(a) of the Code, (4) as a result of the closing of a taxable year (or a termination thereof), or (5) upon termination of a position.
In addition to the assumptions set forth above, this opinion is subject to the exceptions, limitations, and qualifications set forth below:
1.    Our opinion with respect to an issue represents our best judgment as to the outcome on the merits with respect to such issue, is not binding upon the Internal Revenue Service or the courts, and is not a guarantee that the Internal Revenue Service will not assert a contrary position with respect to an issue, or that a court will not sustain such a position if asserted by the Internal Revenue Service. No ruling has been or will be requested from the Internal Revenue Service concerning the federal income tax consequences of the Reorganization. Future legislative, judicial, or administrative changes, on either a prospective or retroactive basis, may adversely affect the accuracy of the opinion expressed herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.
2.    Our opinion concerning material federal income tax consequences of the Reorganization is limited to the specific federal income tax consequences presented above. No opinion is expressed as to any transactions other than the Reorganization, including any transactions undertaken in connection with the Reorganization. In addition, this opinion does not address any other federal, estate, gift, state, local, or foreign tax consequences that may result from the Reorganization.
3.    Our opinion is void and may not be relied upon if (a) any of the transactions described in the Agreement are not consummated in accordance with the terms thereof and without waiver or breach of any material provision thereof, or (b) any of the representations, warranties, covenants, conditions, statements, and assumptions upon which we relied are not materially true and accurate at all relevant times.
This opinion is being delivered solely for the purpose of satisfying the requirements set forth in Paragraph 6.3(e) of the Agreement. This opinion may not be relied upon or utilized for any other purpose or by any other person or entity, and may not be made available to any other person or entity, without our prior written consent.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement to be filed with the SEC and to the use of our name in the Registration Statement. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act or the rules and regulations thereunder.
Very truly yours,
GODFREY & KAHN, S.C.

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